Exhibit 99.1

Kroger Reports First Quarter 2024 Results and

Reaffirms Guidance

First Quarter Highlights

•	Identical Sales without fuel increased 0.5%

•	Operating Profit of $1,294 million; EPS of $1.29

•	Adjusted FIFO Operating Profit of $1,499 million and Adjusted EPS of $1.43

•	Executed its go-to-market strategy to deliver value for customers

o	Grew digital sales more than 8%, with Delivery and Pickup combining for double-digit growth

o	Increased total households, loyal households and customer visits

CINCINNATI, June 20, 2024 – The Kroger Co. (NYSE: KR) today reported its first quarter 2024 results, reaffirmed guidance and updated investors on how Leading with Fresh and Accelerating with Digital continues to position Kroger for long-term sustainable growth.

Comments from Chairman and CEO Rodney McMullen

“Kroger is off to a solid start in 2024 led by better-than-expected performance of our grocery business.

Kroger is delivering exceptional value at a time when many customers need it more than ever, by providing affordable prices with personalized promotions. We appreciate our associates who are elevating the customer experience and improving store execution. Together, this is growing households and increasing customer visits.

The long-term investments we have made to strengthen and diversify our model enables us to manage economic cycles and gives us the confidence to deliver on our full year outlook. By delivering value for customers and investing in our associates, Kroger remains well-positioned to generate attractive and sustainable returns for our shareholders.”

First Quarter Financial Results

	1Q24 ($ in millions; except EPS)	1Q23 ($ in millions; except EPS)
ID Sales* (Table 4)	0.5%	3.5%
Earnings Per Share	$1.29	$1.32
Adjusted EPS (Table 6)	$1.43	$1.51
Operating Profit	$1,294	$1,470
Adjusted FIFO Operating Profit (Table 7)	$1,499	$1,669
FIFO Gross Margin Rate*	Decreased 7 basis points
OG&A Rate*	Increased 22 basis points

* Without fuel and adjustment items, if applicable.

Total company sales were $45.3 billion in the first quarter compared to $45.2 billion for the same period last year. Excluding fuel, sales increased 0.6% compared to the same period last year.

Gross margin was 22.4% of sales for the first quarter. The FIFO gross margin rate, excluding fuel, decreased 7 basis points compared to the same period last year. The decrease in rate was primarily attributable to lower pharmacy margins and increased price investments, partially offset by favorable product mix reflecting Our Brands margin performance.

The LIFO charge for the quarter was $41 million, compared to a LIFO charge of $99 million for the same period last year. The decreased charge for the quarter was due to lower inflation expectations for the current year compared to last year.

The Operating, General & Administrative rate increased 22 basis points, excluding fuel and adjustment items, compared to the same period last year. This increase in rate was driven by planned investments in associate wages and increased incentive plan costs, partially offset by continued execution of cost savings initiatives.

Capital Allocation Strategy

Kroger expects to continue to generate strong free cash flow and remains committed to investing in the business to drive long-term sustainable net earnings growth, as well as maintaining its current investment grade debt rating. The Company expects to continue to pay its quarterly dividend and expects this to increase over time, subject to board approval. Kroger has paused its share repurchase program to prioritize de-leveraging following the proposed merger with Albertsons.

Kroger’s net total debt to adjusted EBITDA ratio is 1.25 compared to 1.34 a year ago (Table 5). The company’s net total debt to adjusted EBITDA ratio target range is 2.30 to 2.50. Kroger’s strong balance sheet provides ample opportunities for the Company to pursue growth and enhance shareholder value.

Full-Year 2024 Guidance*

Reaffirmed

•	Identical Sales without fuel of 0.25% – 1.75%

•	Adjusted FIFO Operating Profit of $4.6 – $4.8 billion

•	Adjusted net earnings per diluted share of $4.30 – $4.50

•	Adjusted Free Cash Flow of $2.5 – $2.7 billion**

•	Capital expenditures of $3.4 – $3.6 billion

•	Adjusted effective tax rate of 23%***

* Without adjusted items, if applicable. Kroger is unable to provide a full reconciliation of the GAAP and non-GAAP measures used in 2024 guidance without unreasonable effort because it is not possible to predict certain of our adjustment items with a reasonable degree of certainty. This information is dependent upon future events and may be outside of our control and its unavailability could have a significant impact on 2024 GAAP financial results.

** Adjusted free cash flow excludes planned payments related to the restructuring of multi-employer pension plans, payments related to opioid settlements and merger-related expenses.

*** The adjusted tax rate reflects typical tax adjustments and does not reflect changes to the rate from the completion of income tax audit examinations and changes in tax laws, which cannot be predicted.

First Quarter 2024 Highlights

Leading with Fresh

•	Introduced 346 new Our Brands items

•	Achieved a new record for quarterly floral sales led by strong Valentine’s Day and Mother’s Day sales

•	Launched a new brand, Field & Vine, which offers high quality and regionally grown berries

Accelerating with Digital

•	Increased delivery sales by 17% over last year led by Customer Fulfillment Centers

•	Increased digitally engaged households by 9% compared to last year

•	Expanded new Kroger Precision Marketing advertising capabilities on Meta’s platforms

•	Achieved a new record for quarterly pickup fill rate

Associate Experience

•	Awarded the 2024 Platinum Bell Seal for Workplace Mental Health by Mental Health America
•	Recognized as one of the All-Time Top Corporations for Women Business Enterprises by the WBENC
•	Named as a Best Workplace for Diverse Professionals by Mogul

Live Our Purpose

•	Featured on the 2024 Axios Harris Poll 100, an annual ranking of the most visible and trusted companies in America

•	Sponsored the 2024 National STEM Festival through Kroger’s Zero Hunger | Zero Waste Foundation

•	Celebrated Earth Month with a contribution to the World Wildlife Fund and introduction of a new reusable bag campaign

About Kroger

At The Kroger Co. (NYSE: KR), we are dedicated to our Purpose: to Feed the Human Spirit™. We are, across our family of companies nearly 420,000 associates who serve over eleven million customers daily through a seamless digital shopping experience and retail food stores under a variety of banner names, serving America through food inspiration and uplift, and creating #ZeroHungerZeroWaste communities by 2025. To learn more about us, visit our newsroom and investor relations site.

Kroger's first quarter 2024 ended on May 25, 2024.

Note: Fuel sales have historically had a low gross margin rate and operating expense rate as compared to corresponding rates on non-fuel sales. As a result, Kroger discusses the changes in these rates excluding the effect of fuel.

Please refer to the supplemental information presented in the tables for reconciliations of the non-GAAP financial measures used in this press release to the most comparable GAAP financial measure and related disclosure. As noted above, Kroger is unable to provide a full reconciliation of the GAAP and non-GAAP measures used in its guidance without unreasonable effort because it is not possible to predict certain of our adjustment items with a reasonable degree of certainty. This information is dependent upon future events and may be outside of our control and its unavailability could have a significant impact on GAAP financial results.

This press release contains certain statements that constitute “forward-looking statements” about Kroger’s financial position and the future performance of the company. These statements are based on management’s assumptions and beliefs in light of the information currently available to it. Such statements are indicated by words or phrases such as “achieve,” “committed,” “confidence,” “continue,” “deliver,” “expect,” “future,” “guidance,” “model,” “outlook,” “strategy,” “target,” “trends,” “well-positioned,” and variations of such words and similar phrases. Various uncertainties and other factors could cause actual results to differ materially from those contained in the forward-looking statements. These include the specific risk factors identified in “Risk Factors” in our annual report on Form 10-K for our last fiscal year and any subsequent filings, as well as the following:

Kroger's ability to achieve sales, earnings, incremental FIFO operating profit, and adjusted free cash flow goals may be affected by: the risks relating to or arising from our proposed nationwide opioid litigation settlement, including our ability to finalize and effectuate the settlement, the scope and coverage of the ultimate settlement and the expected financial or other impacts that could result from the settlement; our proposed transaction with Albertsons, including, among other things, our ability to consummate the proposed transaction and related divestiture plan, including on the terms of the merger agreement and divestiture plan, on the anticipated timeline, with the required regulatory approvals, and/or resolution of pending litigation challenging the merger; labor negotiations; potential work stoppages; changes in the unemployment rate; pressures in the labor market; changes in government-funded benefit programs; changes in the types and numbers of businesses that compete with Kroger; pricing and promotional activities of existing and new competitors, and the aggressiveness of that competition; Kroger's response to these actions; the state of the economy, including interest rates, the inflationary, disinflationary and/or deflationary trends and such trends in certain commodities, products and/or operating costs; the geopolitical environment including wars and conflicts; unstable political situations and social unrest; changes in tariffs; the effect that fuel costs have on consumer spending; volatility of fuel margins; manufacturing commodity costs; supply constraints; diesel fuel costs related to Kroger’s logistics operations; trends in consumer spending; the extent to which Kroger’s customers exercise caution in their purchasing in response to economic conditions; the uncertainty of economic growth or recession; stock repurchases; changes in the regulatory environment in which Kroger operates; Kroger’s ability to retain pharmacy sales from third party payors; consolidation in the healthcare industry, including pharmacy benefit managers; Kroger’s ability to negotiate modifications to multi-employer pension plans; natural disasters or adverse weather conditions; the effect of public health crises or other significant catastrophic events; the potential costs and risks associated with potential cyber-attacks or data security breaches; the success of Kroger's future growth plans; the ability to execute our growth strategy and value creation model, including continued cost savings, growth of our alternative profit businesses, and our ability to better serve our customers and to generate customer loyalty and sustainable growth through our strategic pillars of fresh, our brands, personalization, and seamless; and the successful integration of merged companies and new partnerships. Our ability to achieve these goals may also be affected by our ability to manage the factors identified above. Our ability to execute our financial strategy may be affected by our ability to generate cash flow.

Kroger’s adjusted effective tax rate may differ from the expected rate due to changes in tax laws, the status of pending items with various taxing authorities, and the deductibility of certain expenses.

Kroger assumes no obligation to update the information contained herein unless required by applicable law. Please refer to Kroger's reports and filings with the Securities and Exchange Commission for a further discussion of these risks and uncertainties.

Note: Kroger's quarterly conference call with investors will broadcast live at 10 a.m. (ET) on June 20, 2024 at ir.kroger.com. An on-demand replay of the webcast will be available at approximately 1 p.m. (ET) on Thursday, June 20, 2024.

1st Quarter 2024 Tables Include:

1.	Consolidated Statements of Operations
2.	Consolidated Balance Sheets
3.	Consolidated Statements of Cash Flows
4.	Supplemental Sales Information
5.	Reconciliation of Net Total Debt and Net Earnings Attributable to The Kroger Co. to Adjusted EBITDA
6.	Net Earnings Per Diluted Share Excluding the Adjustment Items
7.	Operating Profit Excluding the Adjustment Items

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Contacts: Media: Erin Rolfes (513) 762-1080; Investors: Rob Quast (513) 762-4969

Table 1.

THE KROGER CO.

CONSOLIDATED STATEMENTS OF OPERATIONS

(in millions, except per share amounts)

(unaudited)

	FIRST QUARTER
	2024		2023
SALES	$45,269	100.0%	$45,165	100.0%

OPERATING EXPENSES
MERCHANDISE COSTS, INCLUDING ADVERTISING, WAREHOUSING AND TRANSPORTATION (a), AND LIFO CHARGE (b)	35,124	77.6	35,080	77.7
OPERATING, GENERAL AND ADMINISTRATIVE (a)	7,604	16.8	7,393	16.4
RENT	269	0.6	265	0.6
DEPRECIATION AND AMORTIZATION	978	2.1	957	2.1

OPERATING PROFIT	1,294	2.9	1,470	3.3

OTHER INCOME (EXPENSE)

INTEREST EXPENSE	(123)	(0.3)	(153)	(0.3)
NON-SERVICE COMPONENT OF COMPANY-SPONSORED PENSION PLAN BENEFITS	4	-	9	-
GAIN (LOSS) ON INVESTMENTS	16	-	(78)	(0.2)

NET EARNINGS BEFORE INCOME TAX EXPENSE	1,191	2.6	1,248	2.8

INCOME TAX EXPENSE	235	0.5	286	0.6

NET EARNINGS INCLUDING NONCONTROLLING INTERESTS	956	2.1	962	2.1

NET INCOME ATTRIBUTABLE TO NONCONTROLLING INTERESTS	9	-	-	-

NET EARNINGS ATTRIBUTABLE TO THE KROGER CO.	$947	2.1%	$962	2.1%

NET EARNINGS ATTRIBUTABLE TO THE KROGER CO. PER BASIC COMMON SHARE	$1.30		$1.33

AVERAGE NUMBER OF COMMON SHARES USED IN BASIC CALCULATION	721		717

NET EARNINGS ATTRIBUTABLE TO THE KROGER CO. PER DILUTED COMMON SHARE	$1.29		$1.32

AVERAGE NUMBER OF COMMON SHARES USED IN DILUTED CALCULATION	727		724

DIVIDENDS DECLARED PER COMMON SHARE	$0.29		$0.26

Note:	Certain percentages may not sum due to rounding.

Note:	The Company defines First-In First-Out (FIFO) gross profit as sales minus merchandise costs, including advertising, warehousing and transportation, but excluding the Last-In First-Out (LIFO) charge.

The Company defines FIFO gross margin as FIFO gross profit divided by sales.

The Company defines FIFO operating profit as operating profit excluding the LIFO charge.

The Company defines FIFO operating margin as FIFO operating profit divided by sales.

The above FIFO financial metrics are important measures used by management to evaluate operational effectiveness. Management believes these FIFO financial metrics are useful to investors and analysts because they measure our day-to-day operational effectiveness.

(a)	Merchandise costs ("COGS") and operating, general and administrative expenses ("OG&A") exclude depreciation and amortization expense and rent expense which are included in separate expense lines.

(b)	LIFO charges of $41 and $99 were recorded in the first quarters of 2024 and 2023, respectively.

Table 2.

THE KROGER CO.

CONSOLIDATED BALANCE SHEETS

(in millions)

(unaudited)

	May 25,	May 20,
	2024	2023
ASSETS
Current Assets
Cash	$345	$241
Temporary cash investments	2,501	2,391
Store deposits in-transit	1,226	1,143
Receivables	1,968	1,766
Inventories	6,694	7,030
Assets held for sale	607	-
Prepaid and other current assets	684	633

Total current assets	14,025	13,204

Property, plant and equipment, net	25,537	24,935
Operating lease assets	6,695	6,659
Intangibles, net	864	893
Goodwill	2,673	2,916
Other assets	1,647	1,586

Total Assets	$51,441	$50,193

LIABILITIES AND SHAREOWNERS' EQUITY
Current Liabilities
Current portion of long-term debt including obligations under finance leases	$198	$1,319
Current portion of operating lease liabilities	665	664
Accounts payable	10,777	10,450
Accrued salaries and wages	1,208	1,130
Liabilities held for sale	242	-
Other current liabilities	3,150	3,567

Total current liabilities	16,240	17,130

Long-term debt including obligations under finance leases	12,021	12,114
Noncurrent operating lease liabilities	6,412	6,353
Deferred income taxes	1,535	1,694
Pension and postretirement benefit obligations	386	427
Other long-term liabilities	2,434	1,595

Total Liabilities	39,028	39,313

Shareowners' equity	12,413	10,880

Total Liabilities and Shareowners' Equity	$51,441	$50,193

Total common shares outstanding at end of period	722	718
Total diluted shares year-to-date	727	724

Note:	The Company reclassified $3.1 billion of liabilities from other current liabilities to accounts payable on the Consolidated Balance Sheet for the quarter ended May 20, 2023 to conform to the current year presentation. This reclassification was made to the Consolidated Balance Sheet to more accurately present these current liabilities. A similar reclassification was made to the Consolidated Statement of Cash Flows resulting in a change to accounts payable and accrued expenses within net cash provided by operating activities for the quarter ended May 20, 2023.

Table 3.

THE KROGER CO.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in millions)

(unaudited)

	YEAR-TO-DATE
	2024	2023
CASH FLOWS FROM OPERATING ACTIVITIES:
Net earnings including noncontrolling interests	$956	$962
Adjustments to reconcile net earnings including noncontrolling interests to net cash provided by operating activities:
Depreciation and amortization	978	957
Operating lease asset amortization	187	188
LIFO charge	41	99
Stock-based employee compensation	57	49
Deferred income taxes	(64)	(5)
Gain on the sale of assets	(9)	(41)
(Gain) loss on investments	(16)	78
Other	19	73
Changes in operating assets and liabilities:
Store deposits in-transit	(11)	(16)
Receivables	(102)	274
Inventories	225	419
Prepaid and other current assets	(70)	82
Accounts payable	622	200
Accrued expenses	(465)	(416)
Income taxes receivable and payable	180	198
Operating lease liabilities	(137)	(215)
Other	(66)	(26)

Net cash provided by operating activities	2,325	2,860

CASH FLOWS FROM INVESTING ACTIVITIES:
Payments for property and equipment, including payments for lease buyouts	(1,304)	(1,028)
Proceeds from sale of assets	304	86
Other	(14)	(5)

Net cash used by investing activities	(1,014)	(947)

CASH FLOWS FROM FINANCING ACTIVITIES:
Payments on long-term debt including obligations under finance leases	(54)	(62)
Dividends paid	(210)	(188)
Proceeds from issuance of capital stock	85	23
Treasury stock purchases	(103)	(29)
Other	(66)	(40)

Net cash used by financing activities	(348)	(296)

NET INCREASE IN CASH AND TEMPORARY CASH INVESTMENTS	963	1,617

CASH AND TEMPORARY CASH INVESTMENTS:
BEGINNING OF YEAR	1,883	1,015
END OF PERIOD	$2,846	$2,632

Reconciliation of capital investments:
Payments for property and equipment, including payments for lease buyouts	$(1,304)	$(1,028)
Payments for lease buyouts	37	-
Changes in construction-in-progress payables	37	(71)
Total capital investments, excluding lease buyouts	$(1,230)	$(1,099)

Disclosure of cash flow information:
Cash paid during the year for interest	$70	$164
Cash paid during the year for income taxes	$119	$92

Table 4. Supplemental Sales Information

(in millions, except percentages)

(unaudited)

Items identified below should not be considered as alternatives to sales or any other GAAP measure of performance.  Identical sales is an industry-specific measure, and it is important to review it in conjunction with Kroger's financial results reported in accordance with GAAP.  Other companies in our industry may calculate identical sales differently than Kroger does, limiting the comparability of the measure.

IDENTICAL SALES (a)

	FIRST QUARTER
	2024	2023
EXCLUDING FUEL	$38,900	$38,704

EXCLUDING FUEL	0.5%	3.5%

(a)	Kroger defines identical sales, excluding fuel, as sales to retail customers, including sales from all departments at identical supermarket locations, Kroger Specialty Pharmacy businesses, jewelry and ship-to-home solutions. Kroger defines a supermarket as identical when it has been in operation without expansion or relocation for five full quarters. Kroger defines Kroger Specialty Pharmacy businesses as identical when physical locations have been in operation continuously for five full quarters and discontinued patient therapies are excluded from the identical sales calculation starting in the quarter of transfer or termination. We define Kroger Delivery identical sales powered by Ocado based on geography. We include Kroger Delivery sales powered by Ocado as identical if the delivery occurs in an existing Kroger Supermarket geography. If the Kroger Delivery sales powered by Ocado occur in a new geography, these sales are included as identical when deliveries have occurred to the new geography for five full quarters. For the first quarter of 2024, Kroger Specialty Pharmacy businesses were not included in identical sales due to being classified as held for sale.

Table 5. Reconciliation of Net Total Debt and

Net Earnings Attributable to The Kroger Co. to Adjusted EBITDA

(in millions, except for ratio)

(unaudited)

The items identified below should not be considered an alternative to any GAAP measure of performance or access to liquidity.  Net total debt to adjusted EBITDA is an important measure used by management to evaluate the Company's access to liquidity.  The items below should be reviewed in conjunction with Kroger's financial results reported in accordance with GAAP.

The following table provides a reconciliation of net total debt.

	May 25,	May 20,
	2024	2023	Change
Current portion of long-term debt including obligations under finance leases	$198	$1,319	$(1,121)
Long-term debt including obligations under finance leases	12,021	12,114	(93)

Total debt	12,219	13,433	(1,214)

Less: Temporary cash investments	2,501	2,391	110

Net total debt	$9,718	$11,042	$(1,324)

The following table provides a reconciliation from net earnings attributable to The Kroger Co. to adjusted EBITDA, as defined in the Company's credit agreement, on a rolling four quarter 52-week basis.

	ROLLING FOUR QUARTERS ENDED
	May 25,	May 20,
	2024	2023
Net earnings attributable to The Kroger Co.	$2,149	$2,542
LIFO charge	55	632
Depreciation and amortization	3,146	3,032
Interest expense	411	511
Income tax expense	616	793
Adjustment for pension plan withdrawal liabilities	-	25
Adjustment for (gain) loss on investments	(245)	274
Adjustment for Home Chef contingent consideration	-	13
Adjustment for merger related costs (a)	450	85
Adjustment for opioid settlement charges (b)	1,413	147
Adjustment for goodwill and fixed asset impairment charges related to Vitacost.com	-	164
53rd week EBITDA adjustment	(187)	-
Other	(14)	(7)

Adjusted EBITDA	$7,794	$8,211

Net total debt to adjusted EBITDA ratio on a 52-week basis	1.25	1.34

(a)	Merger related costs primarily include third party professional fees and credit facility fees associated with the proposed merger with Albertsons Companies, Inc.

(b)	Opioid settlement charges include settlements with the nationwide opioid settlement framework and the States of West Virginia and New Mexico.

Table 6. Net Earnings Per Diluted Share Excluding the Adjustment Items

(in millions, except per share amounts)

(unaudited)

The purpose of this table is to better illustrate comparable operating results from our ongoing business, after removing the effects on net earnings per diluted common share for certain items described below.  Adjusted net earnings and adjusted net earnings per diluted share are useful metrics to investors and analysts because they present more accurately year-over-year comparisons for net earnings and net earnings per diluted share because adjusted items are not the result of normal operations.  Items identified in this table should not be considered alternatives to net earnings attributable to The Kroger Co. or any other GAAP measure of performance.  These items should not be reviewed in isolation or considered substitutes for the Company's financial results as reported in accordance with GAAP.  Due to the nature of these items, as further described below, it is important to identify these items and to review them in conjunction with the Company's financial results reported in accordance with GAAP.

The following table summarizes items that affected the Company's financial results during the periods presented.

	FIRST QUARTER
	2024	2023
Net earnings attributable to The Kroger Co.	$947	$962

Adjustment for (gain) loss on investments (a)(b)	(12)	59
Adjustment for merger related costs (a)(c)	143	34
Adjustment for opioid settlement charges (a)(d)	-	49
Held for sale income tax adjustment	(31)	-

2024 and 2023 Adjustment Items	100	142

Net earnings attributable to The Kroger Co. excluding the adjustment items above	$1,047	$1,104

Net earnings attributable to The Kroger Co. per diluted common share	$1.29	$1.32

Adjustment for (gain) loss on investments (e)	(0.02)	0.08
Adjustment for merger related costs (e)	0.20	0.05
Adjustment for opioid settlement charges (e)	-	0.06
Held for sale income tax adjustment (e)	(0.04)	-

2024 and 2023 Adjustment Items	0.14	0.19

Net earnings attributable to The Kroger Co. per diluted common share excluding the adjustment items above	$1.43	$1.51

Average number of common shares used in diluted calculation	727	724

Table 6. Net Earnings Per Diluted Share Excluding the Adjustment Items (continued)

(in millions, except per share amounts)

(unaudited)

(a)	The amounts presented represent the after-tax effect of each adjustment.

(b)	The pre-tax adjustments for (gain) loss on investments were $(16) and $78 in the first quarters of 2024 and 2023, respectively.

(c)	The pre-tax adjustments to OG&A expenses for merger-related costs were $175 and $40 in the first quarters of 2024 and 2023, respectively.

(d)	The pre-tax adjustment to OG&A expenses for opioid settlement charges was $62.

(e)	The amounts presented represent the net earnings (loss) per diluted common share effect of each adjustment.

Note:	2024 First Quarter Adjustment Items include adjustments for the gain on investments, merger related costs and held for sale income tax.

2023 First Quarter Adjustment Items include adjustments for the loss on investments, merger related costs and opioid settlement charges.

Table 7. Operating Profit Excluding the Adjustment Items

(in millions)

(unaudited)

The purpose of this table is to better illustrate comparable operating results from our ongoing business, after removing the effects on operating profit for certain items described below.  Adjusted FIFO operating profit is a useful metric to investors and analysts because it presents more accurately year-over-year comparisons for operating profit because adjusted items are not the result of normal operations.  Items identified in this table should not be considered alternatives to operating profit or any other GAAP measure of performance.  These items should not be reviewed in isolation or considered substitutes for the Company's financial results as reported in accordance with GAAP.  Due to the nature of these items, as further described below, it is important to identify these items and to review them in conjunction with the Company's financial results reported in accordance with GAAP.

The following table summarizes items that affected the Company's financial results during the periods presented.

	FIRST QUARTER
	2024	2023
Operating profit	$1,294	$1,470
LIFO charge	41	99

FIFO Operating profit	1,335	1,569

Adjustment for merger related costs (a)	175	40
Adjustment for opioid settlement charges (b)	-	62
Other	(11)	(2)

2024 and 2023 Adjustment items	164	100

Adjusted FIFO operating profit excluding the adjustment items above	$1,499	$1,669

(a)	Merger related costs primarily include third party professional fees and credit facility fees associated with the proposed merger with Albertsons Companies, Inc.

(b)	Opioid settlement charges include the settlement with the State of West Virginia.